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                                                                      EXHIBIT 11



                        ENDOVASCULAR TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMPUTATION OF NET LOSS PER SHARE




                                                 Three Months Ended June 30,       Six Months Ended June 30,
                                                 ----------------------------    ----------------------------
                                                      1995          1996             1995            1996
                                                 ------------    ------------    ------------    ------------
Net Loss                                          $(1,674,731)    $(3,225,937)    $(3,736,101)    $(5,891,881)
Weighted average common shares outstanding          6,087,155       8,298,915       6,087,988       7,886,169
Common shares and options granted (using the
    treasury stock method assuming an initial
    public offering price of $12.00) between
    December 15, 1994 and the Company's initial
    public offering: included pursuant to
    Securities and Exchange Commission Rules          166,658         166,658         166,658         166,658
                                                  -----------     -----------     -----------     -----------
Weighted average common and equivalent shares       6,253,813       8,465,573       6,254,646       8,052,827
                                                  ===========     ===========     ===========     ===========



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